 April 23, 2003

Media may contact:
Eloise Hale, Bank of America Corporation, 704.387.0013
Eloise.hale@bankofamerica.com

Bank of America Prices $350 Million in Capital Securities

CHARLOTTE - Bank of America Corporation today priced an offering of $350 million in capital securities to be issued by BAC Capital Trust IV for sale in the United States.

The annual dividend rate is 5 7/8% and is paid quarterly on the first of February, May, August and November of each year, commencing August 1, 2003. The offering is sold through sole book-running lead manager Banc Of America Securities LLC and joint lead manager Incapital LLC. Co-managers include A. G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Goldman, Sachs & Co., Lehman Brothers, Morgan Stanley, Prudential Securities, UBS Warburg and Wachovia Securities. Closing is scheduled for April 30, 2003.

The securities are part of a shelf registration for trsut preferred securities preiously declared effective by the Securities and Exchange Commission. Bank of America intends to list the securities on the New York Stock Exchange.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific, London and certain shares are listed on the Toyky stock exchanges.

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